Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
    PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A, Amendment #1, of Silver Bay Resources, Inc.., of our report dated August 25, 2008 on our audit of the financial statements of Silver Bay Resources, Inc. as of July 31, 2008, and the related statements of operations, stockholders' equity and cash flows for the period ended since inception on June 12, 2008 through July 31, 2008, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
-------------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
October 20, 2008









               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7499 Fax (702) 253-7501